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                                                                       EXHIBIT 8

                      McCutchen Doyle Brown & Enersen LLP
                            Three Embarcadero Center
                            San Francisco, CA 94111

                                                                  April 12, 2002

Westamerica Bancorporation
4550 Mangels Boulevard
Fairfield, California 94585

Kerman State Bank
P.O. Box 356
Kerman, California 93630

     MERGER OF KERMAN STATE BANK WITH WESTAMERICA BANK

Ladies and Gentlemen:

     You have asked for our opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of Kerman State Bank, a California banking association ("KSB") and Westamerica Bank ("Westamerica"), a California banking corporation and wholly-owned subsidiary of Westamerica Bancorporation, a California corporation ("WABC"). The terms of the Merger are set forth in the Agreement and Plan of Reorganization dated as of February 25, 2002, to which KSB, Westamerica and WABC are parties (the "Agreement"). This opinion is delivered to you pursuant to Section 7(j) of the Agreement. Capitalized terms used in this letter without definition have the respective meanings given them in the Agreement.

     The Agreement provides that KSB will be merged with and into Westamerica at the Effective Date pursuant to the applicable provisions of the California General Corporation Law. In the Merger, the issued and outstanding shares of KSB common stock (other than shares of KSB common stock for which dissenters' rights are perfected) will be converted into the right to receive from WABC the WABC common stock as described in the Agreement.

     For purposes of rendering this opinion we have examined and relied upon (without any independent investigation or review) the truth, correctness and completeness at all relevant times of the statements, covenants, representations and warranties contained in the Agreement and in the Officer's Certificates delivered to us by KSB and WABC, and such other instruments and documents as we have deemed necessary.

     Further, for purposes of rendering this opinion we have made the following assumptions (without any independent investigation or review):

          1. Original documents submitted to us (including signatures) are authentic, documents submitted to us as copies conform to the original documents and all such documents either have been or will be by the Effective Date duly and validly executed and delivered where such execution and delivery are prerequisites to effectiveness;

          2. All facts, statements, covenants, representations and warranties contained in any of the documents referred to herein or otherwise made to us in connection with the Merger are true, correct and complete in all respects and no actions have been (or will be) taken which are inconsistent with such facts, statements, covenants, representations and warranties;

          3. The Merger will be consummated in accordance with the terms of the Agreement and the Merger will be effective under applicable laws; and

          4. The Merger will be reported by KSB, Westamerica and WABC on their respective federal income tax returns in a manner consistent with the opinion set forth below.
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Westamerica Bancorporation
Kerman State Bank
April 12, 2002
Page  2

     Based upon our understanding of the transaction as described above and the above assumptions, and subject to the limitations contained herein, it is our opinion that under federal income tax law and California income and franchise tax law:

          (i) The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC;

          (ii) WABC and KSB will each be a party to such reorganization within the meaning of Section 368(b) of the IRC;

          (iii) The Merger will not result in any recognized gain or loss to WABC or KSB;

          (iv) Except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of KSB Shares who receive WABC Shares in exchange for the KSB Shares which they hold;

          (v) The holding period of WABC Shares exchanged for KSB Shares will include the holding period of the KSB Shares for which they are exchanged, assuming the KSB Shares are capital assets in the hands of the holder thereof at the Effective Date; and

          (vi) The basis of the WABC Shares received in the exchange will be the same as the basis of the KSB Shares for which they were exchanged, less any basis attributable to fractional shares for which cash is received.

     The opinions expressed herein are based upon statutes, judicial decisions and administrative regulations, rulings and practice, all as in effect on the date hereof and all of which are subject to change, either on a prospective or retroactive basis. We do not undertake any responsibility for updating or revising our opinion in consequence of any such change. This opinion does not address any other federal tax consequences or any state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with or in contemplation of the Merger). In the event that any one or more of the facts, statements, descriptions, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion is being rendered solely for the purpose of satisfying the closing condition set forth in Section 7(j) of the Agreement and is intended solely for your benefit. This opinion may not be relied upon for any other purpose or by any other person or entity and may not be made available to any other person or entity without our written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of WABC on Form S-4 and the reference to the name of our firm therein and under the captions "Certain Federal Income Tax Consequences" and "Legal Matters" in the Joint Proxy Statement/Prospectus furnished in connection with the offering of securities by WABC and the solicitation of proxies by the Board of Directors of KSB.

                                          Sincerely yours,

                                          MCCUTCHEN, DOYLE, BROWN & ENERSEN, LLP

                                          By       /s/ ROGER D. EHLERS
                                            ------------------------------------
                                                    A Member of the Firm